Confidential Materials omitted and filed separately
                  with the Securities and Exchange Commission.
                          Asterisks denote omissions.

                            STOCK PURCHASE AGREEMENT


                                  by and among

               International Telecommunication Data Systems, Inc.

                                      and

                              CSC Intelicom, Inc.
                                      and
                         CSC Domestic Enterprises, Inc.

                                  dated as of

                                December 29, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Table of Defined Terms ..................................................... vii


ARTICLE I

PURCHASE AND SALE OF THE COMPANY SHARES ....................................   2

1.1 Purchase of the Company Shares from the Stockholder ....................   2

1.2 Purchase Price .........................................................   2

1.3 The Closing ............................................................   3

1.4 Further Assurances .....................................................   5

1.5 Assignment and Repurchase of Accounts Receivable .......................   6

1.6 Post-Closing Adjustments ...............................................   8


ARTICLE IIA

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY SHARES AND
THE STOCKHOLDER ............................................................   8

2A.1 Ownership of the Company Shares .......................................   8

2A.2 Authority .............................................................   9

2A.3 Noncontravention ......................................................   9

2A.4 Investment Representations ............................................   9


ARTICLE IIB

REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY ................................................................  11

2B.1  Organization and Authority ...........................................  11

2B.2  Capitalization .......................................................  12

2B.3  Noncontravention .....................................................  12

2B.4  Financial Statements and Information .................................  13

2B.5  Intellectual Property ................................................  15

2B.6  Trademarks ...........................................................  18

2B.7  Real Property Owned and Leased .......................................  18

2B.8  Assets ...............................................................  19

2B.9  Contracts ............................................................  20

2B.10  Books and Records; Powers of Attorney ...............................  23

2B.11  Tax Matters .........................................................  23

2B.12  Product and Service Warranties ......................................  26

2B.13  Customers and Suppliers .............................................  26

2B.14  Insurance ...........................................................  26

2B.15  Legal Compliance; Environmental Matters .............................  26

2B.16  Permits .............................................................  28

2B.17  Litigation ..........................................................  29

2B.18  Confidential Information ............................................  29

2B.19  Employees ...........................................................  29

2B.20  Employee Benefits ...................................................  31

2B.21  Business Relationships With Affiliates ..............................  35

2B.22  Brokers' Fees .......................................................  36

2B.23  Other Businesses of the Company .....................................  36

2B.24  Subsidiaries ........................................................  36

2B.25  Disclosure ..........................................................  36


ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER ................................  37

3.1 Organization ...........................................................  37

3.2 Capitalization .........................................................  37

3.3 Authorization ..........................................................  37

3.4 Noncontravention .......................................................  38

3.5 Buyer Reports and Financial Statements .................................  38

3.6 Litigation .............................................................  39

3.7 Brokers' Fees ..........................................................  39

3.8 Investment Representations .............................................  39

3.9 Disclosure .............................................................  40


ARTICLE IV

PRE-CLOSING COVENANTS ......................................................  40

4.1  Efforts ...............................................................  40

4.2  Notices and Consents ..................................................  41

4.3  Hart-Scott-Rodino Act .................................................  41

4.4  Operation of Business .................................................  41

4.5  Full Access ...........................................................  44

4.6  Notice of Breaches; Updates; Interim Financial Statements .............  46

4.7  Exclusivity ...........................................................  47

4.8  Separation of Assets and Liabilities not relating to the Division .....  47

4.9  Accounts Payable ......................................................  48

4.10  Location of Assets ...................................................  48


ARTICLE V

CONDITIONS TO CLOSING ......................................................  48

5.1 Conditions to Obligations of the Buyer .................................  48

5.2 Conditions to Obligations of the Stockholder ...........................  52


ARTICLE VI

INDEMNIFICATION ............................................................  53

6.1 Indemnification by the Stockholder .....................................  53

6.2 Indemnification by the Buyer ...........................................  54

6.3 Claims for Indemnification .............................................  55

6.4 Survival ...............................................................  57

6.5 Limitations ............................................................  58

6.6 Exclusive Remedy .......................................................  58

ARTICLE VII

TERMINATION ................................................................  58

7.1 Termination of Agreement ...............................................  58

7.2 Effect of Termination ..................................................  59


ARTICLE VIII

REGISTRATION RIGHTS ........................................................  60

8.1 Registration of Shares .................................................  60

8.2 Limitations on Registration Rights .....................................  61

8.3 Registration Procedures ................................................  62

8.4 Requirements of the Stockholder ........................................  63

8.5 Indemnification ........................................................  64

8.6 Rule 144 Reports .......................................................  64


ARTICLE IX

POST-CLOSING COVENANTS .....................................................  65

9.1 Sharing of Data ........................................................  65

9.2 Cooperation in Litigation ..............................................  65

9.3 Enforcement of Insurance Claims ........................................  66

9.4 Accounting Systems .....................................................  66

9.5 Customer Retention Payments ............................................  67

9.6 Employment Matters .....................................................  67

9.7 Loans to Employees .....................................................  67

9.8 Transition Contracts ...................................................  68

ARTICLE X

TAX MATTERS ................................................................  68

10.1 Tax Indemnification by the Stockholder ................................  68

10.2 Tax Indemnification by the Buyer ......................................  69

10.3 Filing Responsibility .................................................  69

10.4 Payment of Taxes and Allocation of Certain Taxes ......................  71

10.5 Refunds and Carrybacks ................................................  72

10.6 Cooperation and Exchange of Information ...............................  73

10.7 Tax Sharing Agreements ................................................  76

10.8 Certain Tax Elections and Other Covenants .............................  76

10.9 Payments ..............................................................  79


ARTICLE XI

MISCELLANEOUS ..............................................................  79

11.1  Press Releases and Public Disclosure .................................  79

11.2  No Third Party Beneficiaries .........................................  80

11.3  Entire Agreement .....................................................  80

11.4  Succession and Assignment ............................................  80

11.5  Counterparts .........................................................  80

11.6  Headings .............................................................  80

11.7  Notices ..............................................................  81

11.8  Governing Law ........................................................  82

11.9  Dispute Resolution ...................................................  82

11.10  Amendments and Waivers ..............................................  84

11.11  Severability ........................................................  84

11.12  Specific Performance ................................................  85

11.13  Expenses ............................................................  85

11.14  Construction ........................................................  85

11.15  Incorporation of Exhibits and Schedules .............................  86

11.16  Facsimile Signature .................................................  86

11.17  Definitions .........................................................  86



Disclosure Schedule

Attachments
     Attachment 1.6        Post Closing Adjustments
     Attachment 5.1(f)     Employees to be Employed by Company at Closing
     Attachment 6.1(e)     Excluded Liabilities

Exhibits
     Exhibit A - Guarantee and Noncompetition Agreement
     Exhibit B - Master Professional Services Agreement
     Exhibit C - Press Release

                             TABLE OF DEFINED TERMS


Defined Term                  Section
------------                  -------

A/R Analysis                  1.2(e)(i)

Affiliate                     2B.9(a)(viii)

Affiliate Relationships       2B.21

Agreed Amount                 6.3(b)

Assigned Receivables          5.1(a)

Average Closing Price         1.2(b)

Buyer                         Preamble

Buyer Activity                8.2(a)

Buyer Common Stock            1.2(a)

Buyer Reports                 3.5

Claim Notice                  6.3(b)

Claimed Amount                6.3(b)

Closing                       1.1

Closing Date                  1.3(a)

Code                          2B.11(c)

Collection Period             5.1(b)

Company                       Preamble

Company Benefit Plan          2B.20

Company Intellectual Property 2B.5(a)

Company Shares                Introduction

Confidential Information      4.5(a)

Consolidated Group            10.4(c)

Contracts                     2B.9(a)

CSC                           4.5(a)

Customer Contracts            2B.9(a)(i)

Damages                       6.1

Disclosure Schedule           Article IIB

Division                      2B.4(a)

Employee Benefit Plan         2B.20(a)

Environmental Law             2B.15(b)

ERISA                         2B.20(a)

ERISA Affiliate               2B.20(a)

Excluded Liabilities          6.1(e)

Financial Statements          2B.4

Governmental Entity           2A.3

Hart-Scott-Rodino Act         2A.3

Including                     11.17

Indemnified Party             6.3(a)

Indemnifying Party            6.3(a)

Intellectual Property         2B.5(a)

Issues List                   2B.9(c)

Master Professional
 Services Agreement           5.1(n)

Materials of Environmental
 Concern                      2B.15(c)

Most Recent Balance Sheet     2B.4(a)

Nasdaq                        1.2(b)

New Receivable                5.1(d)

Other Accounts Receivable     1.2(c)(ii)

Parties                       Preamble

Permit(s)                     2B.16

Personal Property             2B.8(c)

Purchase Price Adjustment     1.2(e)

Purchase Price Shares         1.2(b)

Registration Statement        8.1

Required Consents             2B.3

Retained Receivables          5.1(b)

SEC                           3.5

Section 338(h)(10) Elections  10.4(c)

Securities Act                2A.4(a)

Security Interest             2A.1

Signing Date                  Preamble

Specific Receivables          1.2(e)

Stockholder(s)                Preamble

Tax(es)                       2B.11(a)

Tax Audit                     10.6(e)

Taxing Authority              2B.11(a)

Tax Returns                   2B.11(a)

              Confidential Materials omitted and filed separately
                  with the Securities and Exchange Commission.
                          Asterisks denote omissions.

                            STOCK PURCHASE AGREEMENT


     This Agreement is entered into as of December 29, 1997 (the "Signing Date") by and among International Telecommunication Data Systems, Inc., a Delaware corporation (the "Buyer"), CSC Intelicom, Inc., a Delaware corporation formerly known as Phoenix Telecom, Inc. (the "Company") and CSC Domestic Enterprises, Inc. (the "Stockholder"). The Buyer, the Company and the Stockholder are referred to collectively herein as the "Parties."

                                  INTRODUCTION

     1. The Stockholder owns all of the outstanding shares of the capital stock (the "Company Shares") of the Company.

     2. The Buyer desires to purchase from the Stockholder, and the Stockholder desires to sell to the Buyer, the Company Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

     3. At the time of such sale of the Company Shares, the only operations of the Company will be those currently carried on by the TRIS division of the Company (the "Division").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                    PURCHASE AND SALE OF THE COMPANY SHARES

     1.1 Purchase of the Company Shares from the Stockholder. Upon and subject to the terms and conditions of this Agreement, at the closing of the purchase and sale of the Company Shares contemplated by this Agreement (the "Closing"), the Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholder, all of the issued and outstanding Company Shares.

     1.2 Purchase Price.

          (a) The purchase price to be paid by the Buyer for all of the Company Shares shall be (i) $90,000,000 less an amount equal to the Purchase Price Adjustment (as defined below), payable by wire transfer or otherwise immediately available funds and (ii) 404,449 shares (the "Purchase Price Shares") of common stock, par value $0.01 per share, of the Buyer (the "Buyer Common Stock").

          (b) Notwithstanding the above, the Buyer shall have the right at its option to deliver at the Closing $10,000,000 by wire transfer or otherwise immediately available funds in lieu of the Purchase Price Shares.

          (c) The "Purchase Price Adjustment" equals the sum of

               (i) the greater of (A) the face amount and the accrued but unbilled portion of the accounts receivable of the Company relating to Nextel, Omnipoint and Western Wireless, net of applicable reserves, (the "Specific Receivables") at Closing Date and (B) the average of the Specific Receivables at (1) September 26, 1997 and (2) October 24, 1997, which average equals $11,045,681.35; and

               (ii) the greater of (A) the face amount of the accounts receivable of the Company, net of applicable reserves, (which accounts receivable are those listed on the Financial Statements as "A/R, Trade Other", and does not include "A/R, Notes" or "Long Term Receivables") relating to all customers of the Company (other than Nextel, Omnipoint and Western Wireless) that, as of the Closing Date, have remained uncollected for at least 60 days after the respective invoice date (the "Other Accounts Receivable") and (B) the average of the face amount of the accounts receivable of the Company, net of applicable reserves, (which accounts receivable are those listed on the Financial Statements as "A/R, Trade Other", and does not include "A/R, Notes" or "Long Term Receivables") relating to all customers of the Company (other than Nextel, Omnipoint and Western Wireless) that were at (1) September 26, 1997 and
(2) October 24, 1997 uncollected for at least 60 days, which average equals $470,698.90.

     1.3 The Closing.

          (a) Time and Location. The Closing shall take place at the offices of the Company in El Segundo, California, commencing at 10:00 a.m., local time, on the first business day after the date on which all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived unless a later date is mutually agreed to as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date"). The Closing shall be effective as of 11:59 p.m. on the Closing Date.

          (b) Actions at the Closing.  At the Closing:

               (i) the Stockholder shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents referred to in
Section 5.1;

               (ii) the Buyer shall deliver (or cause to be delivered) to the Stockholder the various certificates, instruments and documents referred to in
Section 5.2;

               (iii) the Stockholder shall deliver to the Buyer one or more certificates evidencing all of the Company Shares, duly endorsed in blank or with stock powers duly executed by the Stockholder, with signature guaranteed;

               (iv) the Stockholder shall cause the Company to deliver to the Buyer the minute books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of the Company;

               (v) the Buyer shall deliver to the Stockholder a payment of $90,000,000 less the Purchase Price Adjustment (plus an additional $10,000,000 in the event Buyer elects to deliver $10,000,000 in lieu of Purchase Price Shares);

               (vi) the Buyer and the Stockholder shall execute and deliver a cross-receipt evidencing the transactions referred to above;

               (vii) the Stockholder shall deliver to the Buyer a schedule of the accounts payable relating to the Division as of the second business day prior to the Closing Date; and

               (viii) the Stockholder shall deliver to the Buyer all files related to patents, copyrights, trademarks, service marks and tradenames, and registrations and applications therefor, relating to the Division.

          (c) Delivery of Stock Certificate. On the Closing Date, the Buyer shall, subject to Section 1.2(b), deliver to the Stockholder a stock certificate representing the Purchase Price Shares.

     1.4 Further Assurances. At any time and from time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Company Shares, to put the Buyer through its ownership of the Company Shares in actual possession and operating control of the assets, properties and business of the Company, and to carry out the purpose and intent of this Agreement. Subject to Section 1.3(c), at any time and from time to time after the Closing, at the reasonable request of the Stockholder and without further consideration, the Buyer shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Stockholder may reasonably request, more effectively to transfer, convey and assign to the Stockholder and to confirm the Stockholder's title to, the Purchase Price Shares, and to carry out the purpose and intent of this Agreement.

     1.5 Assignment and Repurchase of Accounts Receivable.

          (a) Prior to the Closing, the Company shall make a contribution to capital of a subsidiary of the Company of all of the Company's rights and interest to the Specific Receivables and Other Accounts Receivable (collectively, the "Assigned Receivables").

          (b) After the Closing Date, the Buyer shall use its commercially reasonable best efforts to cause the Company to collect the accounts receivable, including the accrued but unbilled portion thereof, of the Company (which accounts receivable are those listed on the Financial Statements as "A/R, Trade Other", and does not include "A/R, Notes" or "Long Term Receivables") existing as of the Closing other than the Assigned Receivables (the "Retained Receivables"). In addition, after the Closing Date, the Buyer shall cause the Company to use its commercially reasonable best efforts, as agent for the Stockholder, to collect the Assigned Receivables and any Retained Receivables purchased by the Stockholder. Any out-of-pocket costs incurred in such collection efforts (such as labor, postage, telephone charges and the like) shall be the responsibility of the Company. In the event the Stockholder is dissatisfied for any reason with the collection efforts of the Company with respect to the Assigned Receivables or the Retained Receivables purchased by the Stockholder, the Stockholder's sole remedy is to terminate, by written notice to the Buyer, the Company as collection agent for the Stockholder. In its own discretion, the Company may, but shall not be obligated to, use a collection agency or commence legal actions in connection with such collection efforts. From time to time after the Closing, the Buyer shall give notice to the Stockholder designating those Retained Receivables which have not been collected as of the date 90 days after the invoice date of such receivable and which the Buyer wishes the Stockholder to purchase. Within ten days after receipt of each such notice from the Buyer, the Stockholder shall purchase (without recourse to the Buyer) such designated Retained

Receivables then remaining unpaid for a purchase price in cash equal to the face amount thereof payable to the Company within such 10-day period.

          (c) Upon any termination of the Company as collection agent with respect to the Assigned Receivables and the Retained Receivables purchased by the Stockholder, (i) the Buyer shall promptly deliver to the Stockholder any tangible evidence of such receivable then in the possession of the Buyer or under its control, and (ii) the Stockholder shall be entitled to such customary and reasonable actions as it deems necessary or desirable in order to collect such unpaid receivable; provided, that the Stockholder shall consult with the Buyer prior to taking any collection action which might reasonably be expected to jeopardize the Buyer's relationship with such customer. The Buyer will, from time to time after any such termination of the Company as collection agent, execute and deliver to the Stockholder such instruments and other documents as the Stockholder may reasonably request to assist the Stockholder in its collection efforts.

          (d) After any such termination of the Company as collection agent, the Buyer and the Company will cooperate, at the Stockholder's expense, with the Stockholder in collecting any accounts receivable that are purchased by or assigned to the Stockholder pursuant to this Section 1.5; provided, however, that the foregoing shall not require the Buyer or the Company to be a party to any action brought by the Stockholder to collect such accounts receivable.

          (e) The Buyer agrees that it will issue an invoice for any unbilled portion of the Assigned Receivables in the normal course and consistent with the past practice of the Company and that it will forward promptly to the Stockholder any monies, checks or instruments received by the Buyer or the Company after the Closing Date with respect to any Assigned Receivables or Retained Receivables purchased by the Stockholder. The Stockholder agrees that it will forward promptly to the Buyer any monies, checks or instruments received by the Stockholder after the

Closing Date with respect to any accounts receivable of the Company other than Assigned Receivables or the Retained Receivables purchased by Stockholder.

     1.6 Post-Closing Adjustments. No later than 30 days after the Closing Date, the Buyer shall deliver to the Stockholder a statement setting forth the aggregate amount due from the Stockholder to the Buyer with respect to each of the adjustments described on Attachment 1.6 hereto. To the extent such amount is not disputed, the Stockholder shall pay to the Buyer such undisputed amount within 30 days after receipt of such statement. Within such 30-day period, any such disputed amount shall be identified in writing in reasonably specific detail to the Buyer and the Parties shall resolve such dispute in accordance with Section 11.9 hereof.

                                  ARTICLE IIA

                  REPRESENTATIONS AND WARRANTIES REGARDING THE
                       COMPANY SHARES AND THE STOCKHOLDER

     The Stockholder represents and warrants to the Buyer as follows:

     2A.1 Ownership of the Company Shares. The Stockholder has good and marketable title, free and clear of any and all Security Interests (as defined below), conditions, restrictions and voting trust arrangements, to all of the Company Shares. The Stockholder has the full right, power and authority to sell, transfer, convey, assign and deliver to the Buyer at the Closing the Company Shares and, upon consummation of the purchase and sale contemplated hereby, the Stockholder will deliver to the Buyer good and marketable title to the Company Shares, free and clear of all Security Interests, conditions, restrictions and voting trust arrangements. "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, lien, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law).

     2A.2 Authority. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

     2A.3 Noncontravention. Subject to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Certificate of Incorporation or bylaws of the Stockholder; (ii) require on the part of the Stockholder any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"); (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any agreement, instrument, contract or arrangement to which the Stockholder is a party or by which the Stockholder or any of its properties is bound; (iv) result in the imposition of any Security Interest upon the Company Shares or any assets or properties of the Stockholder; or (v) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Stockholder or to the Company Shares.

     2A.4 Investment Representations.

          (a) The Stockholder is acquiring the Purchase Price Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Purchase Price Shares in violation of the Securities Act of 1933, as amended (the "Securities Act") or any rule or regulation under the Securities Act.

          (b) The Stockholder has had adequate opportunity to obtain from representatives of the Buyer such information, in addition to the representations set forth in the Agreement, as is necessary to evaluate the merits and risks of its investment in the Buyer.

          (c) The Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Purchase Price Shares and to make an informed investment decision with respect to such investment.

          (d) The Stockholder understands that the Purchase Price Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and that until such shares are registered pursuant to Section 8.1, the Purchase Price Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

          (e) The Stockholder agrees and understands that until the Purchase Price Shares are sold under an effective registration statement pursuant to
Section 8.1, a legend substantially in the following form will be placed on the certificate representing the Purchase Price Shares to be issued to the
Stockholder:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

                                  ARTICLE IIB

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

     The Stockholder and the Company, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article IIB are true and correct except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IIB, and the disclosures in any paragraph of the Disclosure Schedule shall qualify the corresponding paragraph in this Article IIB and all other paragraphs in this Article IIB to which it is reasonably apparent that such disclosures relate.

     2B.1 Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing (corporate and tax) under the laws of the State of Delaware, and has all requisite power and authority to own and use its properties and to carry on its business as now being conducted. Immediately prior to the Closing, the Company will be qualified to transact business as a foreign corporation and will be in good standing (corporate and tax) under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Immediately prior to the Closing, the Company will not control, directly or indirectly, or have any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association. The Company has all requisite power and authority to own its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2B.2 Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, of which 100 shares are outstanding as of the date of this Agreement, and no shares are held in the treasury of the Company (all of which outstanding shares are owned of record and beneficially by the Stockholder). All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and issued without violation of any preemptive rights. Except as otherwise contemplated hereby, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition, contingent or otherwise, of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of any capital stock of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

     2B.3 Noncontravention. Subject to the applicable requirements of the Hart-Scott-Rodino Act, neither the purchase and sale of the Company Shares nor the consummation of the other transactions contemplated by this Agreement will:
(i) conflict with or violate any provision of the Certificate of Incorporation or bylaws of the Company; (ii) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any Governmental Entity; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any agreement, instrument, contract or arrangement to which the Company is a party or by which the Company or any of its assets or properties is bound; (iv) result in the imposition of any Security Interests upon any assets or properties of the Company; or (v) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets. Section 2B.3 of the Disclosure Schedule sets forth a list of any notice, consent or waiver (i) required in order to effect the purchase and sale of the Company Shares contemplated by this Agreement and (ii) required under any agreement, instrument contract or arrangement of the Company or by which the Company or any of its assets is bound as a result of the purchase and sale of the Company Shares (collectively, the "Required Consents").

     2B.4 Financial Statements and Information.

          (a) Financial Statements. The Company has previously delivered to the Buyer copies of (a) the unaudited balance sheets and statements of income relating to the Division for each of the last three fiscal years; and (b) the unaudited balance sheet of the Division as of September 26, 1997 (the "Most Recent Balance Sheet") and the unaudited statement of income relating to the Division for the six-month period ended as of the date of the Most Recent Balance Sheet. The Company has previously delivered to the Buyer copies (a) the unaudited balance sheets and statements of income of the Company for each of the last three fiscal years; and (b) the unaudited balance sheet of the Company dated as of September 26, 1997 and the unaudited statement of income relating to the Company for the six-month period ended as of September 26, 1997. Such financial statements (collectively, the "Financial Statements") have been prepared on a consistent basis throughout the periods covered thereby, fairly present the financial condition and results of operations of the Division and the Company, respectively, as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Division and the Company, respectively, provided, however, that the Financial Statements are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes. To the knowledge of the Stockholder the historical financial information of the Division previously delivered to the Company is true and correct in all material respects. Section 2B.4 of the Disclosure Schedule contains disclosure regarding "A/R Notes" and "Long Term Receivables" contained on the Financial Statements.

          (b) Absence of Undisclosed Liabilities. Except as otherwise disclosed in this Agreement or the Disclosure Schedule, immediately prior to the Closing, the Company will have no liability or commitment (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), other than (i) the liabilities shown on the Most Recent Balance Sheet, and (ii) liabilities of the Division, similar in nature to those shown on such balance sheet, which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business of the Division consistent with past practice (including with respect to amount).

          (c) Absence of Certain Changes. Since the date of the Most Recent Balance Sheet, (i) there has been no material adverse change in the Division or the business, properties, operations, condition (financial or otherwise), assets or liabilities of the Division, and there has occurred no event or development which may reasonably be foreseen to have in the future a material adverse effect on the Division or the business, properties, operations, condition (financial or otherwise), assets or liabilities of the Division, and (ii) the Company has not taken any of the actions set forth in clauses (i) through (xvi) of Section 4.4(a), except as contemplated in Sections 4.4(b) and 4.8 of this Agreement.

          (d) Accounts Receivables. The Company has delivered to the Buyer true and correct lists of all accounts receivable as of each of September 26, 1997 and October 24, 1997 relating to the Division (and two accounts receivable relating to [BillPro]), including the accrued but unbilled portion thereof, including an aging thereof. All accounts receivable relating to the Division arose out of the sales of products or provisions of services in the ordinary course of business.

     2B.5 Intellectual Property.

          (a) The Company owns or has the right to use all Intellectual Property (as defined below) used or necessary for the operation of the businesses of the Division as presently conducted or presently proposed to be conducted (the "Company Intellectual Property"). Except as set forth in Attachment A to Section 2B.5(c) of the Disclosure Schedule and Attachment A to Section 2B.9(b) of the Disclosure Schedule, each item of Company Intellectual Property used in, or necessary for, the operation of the business of the Division since July 1, 1997 will be owned or available for use by the Company on identical terms and conditions immediately following the Closing as it was since July 1, 1997. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. Except as disclosed in Section 2B.5(a) of the Disclosure Schedule, no other person or entity owns or has any rights to any of the Company Intellectual Property (except pursuant to agreements or licenses specified in Section 2B.5(c) or 2B.5(d) of the Disclosure Schedule), and, to the best knowledge of the Stockholder or the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has delivered to the Buyer correct and complete copies of all written documentation evidencing ownership of, each item of Company Intellectual Property. "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, source code, data and documentation (excluding, in each case, commercially available "off the shelf" software), (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names and registrations and applications therefor, and (vi) other tangible or intangible proprietary rights or information relating to any of the foregoing.

          (b) None of the activities or business presently conducted by the Company or conducted by the Company at any time within six years prior to the date of this Agreement infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. The Company has not received any claim or notice alleging any such infringement, violation or misappropriation.

          (c) Section 2B.5(c) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it. With respect to each such item of Company Intellectual Property:

               (i) the license, sublicense or other agreement, covering such item is legal, valid, binding, enforceable and in full force and effect;

               (ii) such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

               (iii) with respect to such license, sublicense or other agreement, neither the Company, nor to the knowledge of the Company or the Stockholder, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder by the Company or to the knowledge of the Company or the Stockholder, by any other party thereto; and

               (iv) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction.

          (d) Section 2B.5(d) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company or any affiliate relating to the business of the Division, identifies each pending patent application or application for registration which the Company or any affiliate has made with respect to Company Intellectual Property relating to the Division, and identifies each license or other agreement pursuant to which the Company or any affiliate has granted any rights to any third party with respect to any Intellectual Property relating to the Division. The Company has delivered to the Buyer correct and complete copies of all such patents and registrations (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. Except as set forth in Section 2B.5(d) of the Disclosure Schedule, with respect to each item of Company Intellectual Property that the Company owns relating to the business of the
Division:

               (i) the Company possesses all right, title and interest in and to such item; and

               (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction.

          (e) The Company has supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Company uses Intellectual Property owned by a party other than the Company, all of which are listed on Section 2B.5(c) of the Disclosure Schedule.

     2B.6 Trademarks. With respect to the Division, (a) the Company has used the trademarks listed in Section 2B.6 of the Disclosure Schedule since the dates set forth in such Section, (b) the Company has not licensed or granted any right to use any such trademark to any other person or entity and (c) the Company does not use, and since January 1, 1993 has not used, any other trademarks or trade names other than those listed in Section 2B.6 of the Disclosure Schedule.

     2B.7 Real Property Owned and Leased.

          (a) Immediately prior to the Closing, the Company will not own any real property.

          (b) Section 2B.7(b) of the Disclosure Schedule lists and briefly identifies all real property owned by the Company at any time since January 1, 1997.

          (c) Section 2B.7(c) of the Disclosure Schedule lists and briefly identifies all real property that will be leased or subleased to the Company at the time of the Closing; lists the term of such lease or sublease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2B.7(c) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2B.7(c) of the Disclosure
Schedule:

               (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

               (ii) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

               (iii) the Company is not, and to the knowledge of the Company or the Stockholder, no other party to the lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

               (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

     2B.8 Assets.

          (a) The Company owns or leases all tangible assets necessary for the conduct of the business of the Division as presently conducted by the Company. Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. All such tangible assets are located at one or more of the locations identified in Section 2B.8(a) of the Disclosure Schedule.

          (b) No asset of the Company (tangible or intangible) is subject to any Security Interest.

          (c) Section 2B.8(c) of the Disclosure Schedule sets forth (i) a true, correct and complete list of all items of tangible personal property, including without limitation purchased and capitalized software, owned by the Company and used in connection with the business of the Division as of the date hereof, or not owned by the Company but in the possession of or used in the business of the Division (the "Personal Property"), other than individual assets with a book value of less than $1,000; and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property with an estimated fair market value in excess of $15,000 and not owned by the Company. The Company has good and marketable title to each item of Personal Property owned by the Company and used in connection with the business of the Division. Each item of Personal Property not owned by the Company is in such condition that upon the return to its owner of such property in its condition as of the date hereof at the end of the relevant lease term or other period contemplated by the applicable agreement), the obligations of the Company to such owner or lessor will be discharged.

     2B.9 Contracts.

          (a) Section 2B.9(a) of the Disclosure Schedule contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral to which the Company will be a party or by which the Company or its assets will be bound immediately prior to the Closing after consummation of the transactions contemplated by Section 4.8 (the "Contracts"):

               (i) any arrangement (or group of related written arrangements) for the licensing of the Division's billing and customer care software and/or the provision of related services by the Division to any person or entity (the "Customer Contracts");

               (ii) any arrangement (or group of related written arrangements) for the lease of personal property from or to third parties;

               (iii) any arrangement (or group of related arrangements) for the purchase of products or other personal property by the Company or for the furnishing to, or receipt of services by, the Company (A) which calls for performance over a period of more than one year or (B) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iv) any arrangement establishing a partnership or joint venture;

               (v) any arrangement (or group of related arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (vi) any arrangements (or group of related arrangements) relating to employment, or engagement, of any person as an employee or a consultant;

               (vii) any arrangement concerning confidentiality or noncompetition other than any such arrangements included in Customer Contracts;

               (viii) any arrangement involving any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (an "Affiliate"), of the Company;

               (ix) any other arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or prospects of the Division as currently conducted; and

               (x) any other arrangement (or group of related arrangements) either involving more than $100,000 or not entered into in the ordinary course of business.

          (b) The Company has made available to the Buyer a correct and complete copy of each written Contract (as amended to date). With respect to each
Contract: (i) the arrangement is legal, valid, binding and enforceable and in full force and effect and except as set forth in Section 2B.9(b) of the Disclosure Schedule, the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (ii) except as set forth in Section 2B.9(b) of the Disclosure Schedule, neither the Company nor, to the knowledge of the Company or the Stockholder, any other party, is in breach or default, all material terms and conditions have been complied with, no claim of default has been made, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company, or to the knowledge of the Company or the Stockholder, by any other party thereto, or permit termination, modification, or acceleration, under the Contract.

          (c) Section 2B.9(c) of the Disclosure Schedule contains lists setting forth all of the current material issues associated with each of the Customer Contracts other than the Customer Contracts with Nextel, Omnipoint and Western Wireless (the "Issues Lists"), including, but not limited to, claims made by customers regarding the breach of a Customer Contract, material outstanding obligations and commitments (including work in process) of the Company under the respective Customer Contract, the failure of the Company to fulfill its obligations under the respective Customer Contract or to meet the expectations of such customer, whether or not such failure constitutes a technical breach of such customer Contract. The Issues Lists fairly and accurately represent complete and accurate accounts of such open issues.

     2B.10 Books and Records; Powers of Attorney.

          (a) The corporate minute books, financial and accounting records and other business records of the Company, as furnished to the Buyer, are accurate and complete in all material respects for the period after January 12, 1992 and to the knowledge of the Company or the Stockholder are accurate and complete in all material respects prior to such date.

          (b) There are no outstanding powers of attorney executed on behalf of the Company.

     2B.11 Tax Matters.

          (a) The Company has timely filed all material Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has paid all Taxes (as defined below) relating to the Company that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for tax periods through the date of the Most

Recent Balance Sheet do not exceed the accruals and reserves (excluding the reserve or tax asset for deferred taxes) for Taxes set forth on the Most Recent Balance Sheet. All material Taxes that either the Company or its affiliates is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority (as defined below). For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government (a "Taxing Authority"), and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) The Company has made available to the Buyer correct and complete copies of the relevant portions of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any affiliate since March 31, 1993 to the extent they relate to the operations of the Company. The federal income Tax Returns relating to the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through 1991.

          (c) Neither the Company nor the Stockholder is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") and none of the assets of the Company are subject to an election under Section 341(f) of the Code. Neither the Company or any affiliate has waived any statute of limitations with respect to Taxes related to the Company or agreed to an extension of time with respect to a Tax assessment or deficiency related to the Company.

          (d) The Stockholder is not a person other than a United States person within the meaning of the Code.

          (e) The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (f) The Stockholder has filed a consolidated federal income tax return for the taxable year immediately preceding the current taxable year which included the Company, and the Stockholder is eligible to make an election under
Section 338(h)(10) of the Code (and any comparable available election under state, local or foreign tax law) with respect to the Company.

          (g) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (h) Section 2B.11 of the Disclosure Schedule sets forth (i) those jurisdictions in which the Company files Tax Returns or pays Tax, and the apportionment factor, if any, used for such jurisdictions for the last period prior to the date of this Agreement for which a Tax Return was filed by or including the Company, (ii) the nature of the Tax, and (iii) those taxable years for which the Tax Returns of the Company are being reviewed or audited by applicable federal, state, local and foreign Taxing Authorities or are subject to pending proceedings.

     2B.12 Product and Service Warranties. Except as set forth in Section 2B.12 of the Disclosure Schedule, no product sold or licensed by the Division, and no service provided by the Division to a party to a Customer Contract, is subject to any guaranty, warranty, right of return or other indemnity beyond the terms which are set forth in the Customer Contracts.

     2B.13 Customers and Suppliers. Except as set forth in Section 2B.13 of the Disclosure Schedule, with respect to the Division: (a) the Company has good relations with its customers and suppliers and no significant customer or prospective customer has indicated to the Company that it will not purchase any products or services from the Company in the future or that it wishes to return or receive a refund for any products or services previously purchased from the Company and (b) no supplier has indicated that it will not sell materials, products or services to the Company in the future or that it will only continue to sell materials, products or services to the Company on terms that are materially more adverse than in the past.

     2B.14 Insurance. The Company maintains, with financially sound insurers of nationally recognized stature and responsibility, insurance with respect to its properties and operations of such a nature, with such terms and in such amounts as it deems prudent. The Company has not agreed to modify or cancel any of such insurance, nor has the Company received notice of any actual or threatened modification or cancellation of such insurance; however, all insurance coverages will cease effective as of the Closing Date, and Buyer is responsible to procure insurance coverage as Buyer deems appropriate.

     2B.15 Legal Compliance; Environmental Matters.

          (a) The Company, and the conduct and operations of the Company's business, are in compliance with each applicable law (including rules, regulations, ordinances and codes thereunder) of any federal, state, local or foreign government or governmental authority (including without limitation any relating to public and employee health and safety, environmental protection, hazardous waste or applicable building, zoning and other laws) and any judgment, decree or order of any Governmental Entity, except for any violation or default which will not result in a material adverse effect on either (i) the Company or its business, assets, financial condition or prospects or (ii) the Division or its business, assets, financial condition or prospects.

          (b) The Company has complied with all applicable Environmental Laws (as defined below). There is no pending, or, to the knowledge of the Company, threatened, civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any Environmental Law involving the Company. "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 (CERCLA).

          (c) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. Neither the Company nor the Stockholder is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery
Act), toxic materials, oil or petroleum and petroleum products.

          (d) To the knowledge of the Company or the Stockholder, there are no environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Company.

     2B.16 Permits. The Company possesses all material permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity or any other third party, that are required to conduct the business of the Division, each of which is listed in Section 2B.16 of the Disclosure Schedule (collectively, the "Permits"). Each Permit will be in full force and effect immediately following the Closing and will not expire or terminate as a result of the transactions contemplated by this Agreement.

     2B.17 Litigation. Section 2B.17 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator as mediator relating to the Company to which the Company or the Stockholder is a party or, to the knowledge of either the Company or the Stockholder, is threatened to be made a party. Except as set forth in Section 2B.17 of the Disclosure Schedule, there is no pending or, to the knowledge of the Company or the Stockholder, threatened complaint, action, suit, proceeding, hearing or investigation against the Company or the Stockholder.

     2B.18 Confidential Information. To the knowledge of the Company or the Stockholder, the Company has not disclosed any information of a proprietary or confidential nature relating to the Division or the Division's business, products, technology or financial condition to any person or entity, except, in the ordinary course of business, to customers of the Company who have signed confidentiality agreements, to the legal and financial advisors of the Company, to the Affiliates of the Company, and to the Buyer and its legal and financial advisors.

     2B.19 Employees.

          (a) (i) Section 2B.19(a)(i) of the Disclosure Schedule contains a list of all of the employees of the Company whose employment relates primarily to the operations of the Division on the date hereof; (ii) Section 2B.19(a)(ii) of the Disclosure Schedule contains a list of all employees of any Affiliate of the Company (including the Stockholder and CSC (as defined below)) whose duties relate in any way to the operations of the Division; and (iii) Section 2B.19(a)(iii) contains a list of any person who is employed or retained by an entity other than the Company or any Affiliate of the Company and has provided employment or consulting services to the Company at any time within the three month period prior to the Signing Date. Sections 2B.19(a)(i), (ii) and (iii) of the Disclosure Schedule (collectively, "Section 2B.19(a) of the Disclosure Schedule") each contain the job title and the annual rate of compensation of each person listed on such Schedule. Each person listed on Section 2B.19(a) of the Disclosure Schedule has entered into a confidentiality/assignment of inventions agreement with the Company or such Affiliate, as appropriate, a copy of which is available in the human resources records of the Company. To the knowledge of the Company or the Stockholder, except as disclosed on Section 2B.19 of the Disclosure Schedule no key employee or group of employees listed on Section 2B.19(a) of the Disclosure Schedule has any plans to terminate his or their employment (other than for the purpose of accepting employment with the Buyer following the Closing). Neither the Company nor any employee of the Company listed in Section 2B.19(a) of the Disclosure
Schedule is a party to or bound by any collective bargaining agreement. The Company has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither the Company nor the Stockholder has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees listed in Section 2B.19(a) of the Disclosure Schedule.

          (b) The persons listed on Section 2B.19(a)(ii) of the Disclosure Schedule, other than Paul Derby, shall become consultants to the Division, effective upon the Closing, pursuant to the Master Professional Services Agreement (as defined below).

          (c) Except as set forth in Section 2B.19(c) of the Disclosure Schedule, the Company and the Stockholder believe that the list of job titles and personnel requirements contained in Section 2B.19(a) of the Disclosure Schedule represents a complete and accurate list of those job functions that are necessary in order to properly operate the business of the Division.

     2B.20 Employee Benefits.

          (a) Section 2B.20(a) of the Disclosure Schedule contains a complete and accurate list of all Company Benefit Plans. A "Company Benefit Plan" is an Employee Benefit Plan (as defined below) which is maintained, or contributed to, by the Company or any ERISA Affiliate (as defined below) for the benefit of employees of the Company. "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. "ERISA Affiliate" means any entity which is or at any applicable time was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company. Complete and accurate copies of (i) all Company Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for each Company Benefit Plan for the most recent three plan years, have been made available to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and the Company and each ERISA Affiliate have in all material respects met their obligations with respect to such Employee Benefit Plan and have made all required contributions thereto. The Company and all Company Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

          (b) There are no known investigations by any governmental entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability to the Company.

          (c) All the Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any manner that would adversely affect the qualified status of such Company Benefit Plan.

          (d) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan that has an "accumulated funding deficiency" (whether or not waived) as defined in Section 412 of the Code. No Employee Benefit Plan ever maintained by the Company or an ERISA Affiliate which is subject to Title IV of ERISA has any "amount of unfunded benefit liabilities" within the meaning of
Section 4001(a)(18) of ERISA.

          (e) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (f) There are no unfunded obligations under any Company Benefit Plan providing benefits after termination or employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

          (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan ever maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

          (h) No Company Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code, except the medical/dental plan and the retiree medical plan.

          (i) Each Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

          (j) Each Company Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and has satisfied the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

          (k) The assets of each Company Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

          (l) The Company and all ERISA Affiliates have complied in all material respects with the continuation of health coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA and the portability, access and renewability provisions of Subtitle K, Chapter 100 of the Code and Section 701 et seq. of ERISA.

          (m) All filings and reports as to each Company Benefit Plan required to have been made on or before the Closing Date to the Internal Revenue Service or to the United States Department of Labor have been or will be duly made by that date.

          (n) Section 2B.20(n) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by

Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (o) Section 2B.20(o) of the Disclosure Schedule sets forth the Company's policy with respect to accrued vacation liability, accrued sick time and earned time-off liability and the amount of such liabilities as of the date of the Most Recent Balance Sheet, including a list of Company employees who have been authorized to carry 1997 accrued vacation time into 1998 and the length of such carry-over vacation time.

     2B.21 Business Relationships With Affiliates. Section 2B.21 of the Disclosure Schedule lists any agreements, arrangements or relationships whereby any officer or director of the Company or the Stockholder or any other Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has asserted any claim which is still pending or, to the knowledge of the Company, has any claim or cause of action against the Company, (c) owes any money to the Company or is owed any money by the Company other than the payment of wages in the ordinary course of business, or (d) has any other business relationship with the Company other than in the capacity as an officer, director, stockholder or employee (any relationships shall be referred to herein as "Affiliate Relationships").

     2B.22 Brokers' Fees. No financial advisor, broker, agent or finder was utilized by the Company, the Stockholder or any Affiliate of the Company in connection with the transactions contemplated by this Agreement and no fees are due or owing to any financial advisor, broker, finder or agent. The Stockholder agrees to pay all fees, commissions, expenses or other compensation due or owing to any financial advisor, broker, finder, or agent utilized or engaged by the Company, the Stockholder or any Affiliate of the Company in connection with the transactions contemplated hereby.

     2B.23 Other Businesses of the Company. Section 2B.23 of the Disclosure Schedule contains a list and brief description of all businesses in which the Company was or has been engaged since January 12, 1992, the principal locations where each such business was conducted and the approximate periods when the Company conducted each such business.

     2B.24 Subsidiaries. Effective no later than as of the Closing Date, the Company will not control directly or indirectly, or have any direct or indirect equity participation in any corporation, limited liability company, partnership, trust or other business association.

     2B.25 Disclosure. No representation or warranty by the Company or the Stockholder contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered to the Buyer by or on behalf of the Stockholder or the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Stockholder as follows:

     3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has qualified to transact business as a foreign corporation and is in good standing under the laws of Connecticut and Texas. The Buyer has all requisite power and authority to own its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and to perform its obligations hereunder.

     3.2 Capitalization. The authorized capital stock of the Buyer consists of
(a) 40,000,000 shares of Buyer Common Stock, of which 8,521,718 shares were issued and outstanding as of October 24, 1997 and (b) 2,000,000 shares of Preferred Stock, $.01 par value per share, none of which are issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of all preemptive rights. All of the Purchase Price Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable, and free of all preemptive rights.

     3.3 Authorization. The execution and delivery by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     3.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, the Securities Act and any applicable state securities laws, neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the Certificate of Incorporation or bylaws of the Buyer; (ii) require on the part of the Buyer any filing with, or any permit, authorization, consent or approval of, any Governmental Entity; (iii) conflict with, result in the breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any agreement, instrument, contract or arrangement to which the Buyer is a party or by which the Buyer or any of its assets or properties is bound; or (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

     3.5 Buyer Reports and Financial Statements. The Buyer has previously furnished to the Stockholder (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission (the "SEC"), (ii) its Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (collectively, the "Buyer Reports"), and (iii) its Certificate of Incorporation and bylaws, as amended to date. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

     3.6 Litigation. There are no actions, suits, or claims or legal, administrative or arbitratorial proceeding pending against, or, to the Buyer's knowledge, threatened against, the Buyer which would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

     3.7 Brokers' Fees. No broker, agent or finder was utilized by the Buyer in connection with the transactions contemplated by this Agreement and no fees are due or owing by the Buyer to any broker, finder or agent other than to Lehman Brothers. The Buyer agrees to pay all fees, commissions, expenses or other compensation to Lehman Brothers and to any other broker, finder or agent utilized or engaged by the Buyer with respect to the transactions contemplated hereby.

     3.8 Investment Representations.

          (a) The Buyer is acquiring the Company Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Company Shares in violation of the Securities Act or any rule or regulation under the Securities Act.

          (b) The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Company Shares and to make an informed investment decision with respect to such investment.

          (c) The Buyer understands that the Company Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and that the Company Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

          (d) The Buyer agrees and understands that a legend substantially in the following form is on the certificate representing the Company Shares to be transferred to the Buyer:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

     3.9 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and, subject to the second sentence of Section 3.5 above, no statement contained in any other document, certificate or other instrument delivered to or to be delivered to the Stockholder by or on behalf of the Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

                             PRE-CLOSING COVENANTS

     4.1 Efforts. Each of the Parties shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     4.2 Notices and Consents. Each of the Stockholder and the Company shall use its best efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as listed on Schedule 4.2 hereto. The Stockholder represents and warrants to the Buyer that Schedule 4.2 represents all of such waivers, permits, consents, approvals, authorizations, filings, registrations and notices to be obtained or effected by the Stockholder or the Company necessary or required (in accordance with the provisions of any applicable agreement) in connection with the transactions contemplated by this Agreement.

     4.3 Hart-Scott-Rodino Act. Each Party has filed a Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

     4.4 Operation of Business.

          (a) Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement until the Closing, the Stockholder shall cause the Company to conduct its operations with respect to the Division in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization with respect to the Division, to keep its physical assets used or useful in the Division in good working condition, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business with respect to the Division shall not be impaired in any material respect. Without limiting the generality of the foregoing, the Stockholder shall cause the Company not to, without the written consent of the Buyer:

          (i) issue, grant or sell any shares of capital stock of the Company or any rights, warrants or options to acquire any such shares;

          (ii) pay any dividend or other distribution in cash or property in respect of capital stock or redeem or repurchase any shares of capital stock;

          (iii) create, incur or assume any debt not currently outstanding (including capital leases obligations, but excluding accounts payable incurred in the ordinary course of business); assume, guarantee, endorse or otherwise become liable for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

          (iv) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement; or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, or pay any bonuses or benefits not required by the terms in effect on the date hereof of any Employee Benefit Plan to, its employees; or hire or terminate any employee other than in the ordinary course of business;

          (v) except for the acquisitions set forth on Section 4.4(a)(v) of the Disclosure Schedule, acquire any assets or make any capital expenditures for an amount of over $10,000 in any one instance or $50,000 in the aggregate;

          (vi) pay any obligation or liability other than in the ordinary course of business;

          (vii) sell, lease, encumber, dispose of, assign, transfer or license any assets or Company Intellectual Property, other than in the ordinary course of business;

          (viii) acquire, sell, lease, encumber or dispose of any assets relating to the Division, other than purchases and sales of assets in the ordinary course of business;

          (ix) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract;

          (x) amend its Certificate of Incorporation or bylaws, except in connection with the change of the Company's name to a name designated by the Buyer;

          (xi) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in generally accepted accounting principles;

          (xii) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties set forth in Article IIB becoming materially untrue or (ii) any of the conditions set forth in Article V not being satisfied;

          (xiii) except for the Customer Contracts with each of Nextel and Western Wireless, modify or amend in any way any material term or condition of any Customer Contract;

          (xiv) modify or amend in any way any nonmaterial term or condition of any Customer Contract without prior notice to the Buyer;

          (xv) except as otherwise specifically set forth in Section 4.4(a)(xv) of the Disclosure Schedule, forgive, discount or make any other arrangement not in the ordinary course with respect to any accounts receivable of the Company related to the Division; or

          (xvi) agree in writing or otherwise to take any of the foregoing actions.

     (b) Notwithstanding Section 4.4(a), the Company may take such actions as are necessary to comply with its obligations under Section 4.8 of this Agreement.

     4.5 Full Access.

          (a) The Stockholder and the Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, technology, financial and accounting records, contracts, other records and documents, personnel, counsel and auditors of or pertaining to the Company. The Stockholder and the Company shall provide reasonable assistance to the Buyer in connection with the conduct of an audit of the Company by the Buyer's independent accountants and the preparation by the Buyer of documents necessary for a bank financing to be undertaken by the Buyer. In addition to its obligations under that certain Non-Disclosure Agreement with Computer Sciences Corporation ("CSC"), dated July 15, 1997, the Buyer (i) shall treat and hold as confidential any Confidential Information (as defined below), (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments

(and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of the Company or the Stockholder that is furnished in writing to the Buyer by the Company or the Stockholder in connection with this Agreement and is labelled confidential or proprietary; provided, however, that it shall not include any information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the Buyer, or (iii) which the Buyer knew or to which the Buyer had access prior to disclosure.

          (b) The Buyer shall not solicit to hire, directly or indirectly, or hire, any of the employees of the Company, or any contractors to the Company, or any of the employees of CSC or its Affiliates including those who are contractors or consultants providing services to the Company, prior to the Closing of the transactions contemplated hereby, and shall not solicit to hire, directly or indirectly, or hire, any of the employees of CSC or its Affiliates including those who are contractors or consultants providing services to the Company for a period of eighteen (18) months following the Closing or such longer period as applicable under any other agreement entered into by Buyer or the Company relating thereto. Notwithstanding the foregoing, the parties acknowledge and agree that following the Closing, the Company may hire the particular CSC employee discussed on Friday, November 21, 1997 by Messrs. L. Bakes and Tucker.

          (c) The Stockholder shall engage the Buyer in internal and customer discussions as an advising party to further negotiations on any customer contract changes. The Stockholder agrees that the Buyer may begin transition preparation efforts prior to the Closing by meeting with customers of the Division and working with the management of CSC and its affiliates, including the Company and the Division. In no event shall the Stockholder transfer from the Company prior to the Closing any assets related to the Division.

     4.6 Notice of Breaches; Updates; Interim Financial Statements.

          (a) The Stockholder shall promptly deliver to the Buyer written notice of any event or development that (i) renders any statement, representation or warranty of the Stockholder or the Company in this Agreement (including exceptions set forth in the Disclosure Schedule) inaccurate or incomplete in any material respect, or (ii) constitutes or results in a breach by the Stockholder or the Company of, or a failure by the Stockholder or the Company to comply with, any agreement or covenant in this Agreement applicable to the Stockholder or the Company. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

          (b) The Buyer shall promptly deliver to the Stockholder written notice of any event or development that (i) renders any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect, or (ii) constitutes or results in a breach by the Buyer of, or a failure by the Buyer to comply with, any agreement or covenant in this Agreement applicable to the Buyer. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

          (c) The Company shall deliver to the Buyer, as promptly as practicable following the end of each accounting month ending after the date of this Agreement (and in any event no later than 15 days after the end of each such month), an unaudited balance sheet of the Division as of the end of such month and an unaudited statement of income of the Division for such month and for the portion of the fiscal year ending as of the end of such month, in each case prepared on a basis consistent with the preparation of the Financial Statements.

          (d) The Stockholder shall deliver to the Buyer, as promptly as practicable following the end of each accounting month ending after the date of this

Agreement (and in any event no later than 15 days after the end of each such month), an unaudited balance sheet of the Company as of the end of such month and an unaudited statement of income of the Company for such month and for the portion of the fiscal year ending as of the end of such month, in each case prepared on a basis consistent with the preparation of the Financial Statements.

     4.7 Exclusivity. Each of the Company and the Stockholder shall not, and each of the Company and the Stockholder shall use its best efforts to cause its affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, of the Division, other business combination involving the Division, or (b) provide any non-public information concerning the business, properties or assets of the Division to any person or entity (other than the Buyer). The Stockholder and the Company shall promptly notify the Buyer of any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.7.

     4.8 Separation of Assets and Liabilities not relating to the Division. The Stockholder shall transfer from the Company those assets and liabilities of the Company (including without limitation the lease for real property in Bethesda, Maryland and any agreement or arrangement with third parties or employees of or consultants to the Company) (i) that are not related to the operation of the business of the Division, or (ii) that are located in Bethesda and shared by the Division with other non-Division units of the Company, such that substantially all of such assets and liabilities are transferred from the Company prior to the Closing, provided that the videoconferencing unit located in Bethesda, Maryland, shall be retained by the Company at the Closing. The Stockholder will be responsible for all assets and liabilities of the Company not related to the operation of the business of the Division existing prior to Closing or arising after the Closing, including all recoveries under insurance coverage and litigation. In addition, the lawsuit against AT&T described in Section (B)(1) of Attachment A to Schedule 2B.17 shall be deemed to be an asset covered by this Section 4.8, and following the Closing neither Company nor the Buyer shall be entitled to any recovery relating thereto. Following the Closing, Company and Buyer shall provided all cooperation and assistance with respect to litigation relating to items which are the subject of this Section 4.8, on the same terms as would apply to cooperation and assistance of an Indemnified Party under Section 6.3(b).

     4.9 Accounts Payable. The Stockholder shall cause the Company to have no more than $2,500,000 of accounts payable relating to the Division as at the Closing.

     4.10 Location of Assets. Prior to the time of the Closing, all assets of the Company that will be assets of the Company at the time of the Closing will be located at the location set forth in Section 2B.8(c) of the Disclosure Schedule, except that (a) portable assets such as laptop computers may be in the possession of the Company's employees and (b) assets solely utilized by the Company's employee in Colorado may be in Colorado.

                                   ARTICLE V

                             CONDITIONS TO CLOSING

     5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

          (a) The Company and the Stockholder shall have obtained all Required Consents and any additional waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company or the Division or on the ability of the Parties to consummate the transactions contemplated by this Agreement (which shall be identified to the Buyer in writing at the Closing);

          (b) no action, suit or proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would
(i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Division following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (c) the representations and warranties set forth in Articles IIA and IIB shall be true and correct when made on the date hereof and shall be true and correct in all material respects (or in all respects in the case of any representation or warranty which includes a concept of materiality) as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date);

          (d) the Stockholder and the Company shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (e) each customer of the Division's billing and customer care software and related services (other than Nextel, Omnipoint and Western Wireless) shall have executed the Issues List relating to such customer's Customer Contract;

          (f) at the Closing, each of those employees listed on Attachment 5.1(f) shall be employed by the Company and shall not have indicated to the Company his or her intention to terminate his or her relationship with the Company;

          (g) any amendment or modification to the Company's agreements with each of Nextel and Western Wireless shall be satisfactory to the Buyer in its sole discretion;

          (h) all intercompany payables, obligations or receivables between the Company, on the one hand, and CSC and its Affiliates (including the Stockholder), on the other hand, shall have been terminated;

          (i) the Stockholder shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (h) of this Section 5.1 is satisfied;

          (j) each director and officer of the Company shall have signed and delivered to the Company a resignation from their current positions as directors and officers;

          (k) each employee of the Company identified on Attachment 5.1(f) as a member of the Executive Management Team shall be a party to a valid Assignment of Inventions and Covenants Against Disclosure Agreement with the Company;

          (l) CSC shall have executed and delivered to the Buyer a Guarantee and Noncompetition Agreement in the form attached hereto as Exhibit A;

          (m) the Buyer shall have received from Counsel of the Company an opinion with respect to the matters that are the subject of Sections 2A.2, 2A.3, 2B.1 and 2B.3, addressed to the Buyer and dated as of the Closing Date;

          (n) CSC Consulting, Inc. shall have executed and delivered to the Buyer the Master Professional Services Agreement in the form attached hereto as Exhibit B (the "Master Professional Services Agreement");

          (o) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

          (p) the Company shall have received a royalty-free, perpetual, non-exclusive license to use ISIS Reformatter, limited to use by the Company in support of the business of the Company after the Closing; and

          (q) the Stockholder shall have delivered to the Buyer an updated accounts receivable aging report, an updated accounts payable report and an unaudited balance sheet, in each case with respect to each of the Company and the Division, and in each case estimated as of the Closing Date, and such reports and balance sheets shall not reflect the occurrence of any transactions outside of the ordinary course of business with respect to the subject matter thereof, other than as contemplated by Section 4.8 of this Agreement, since the date of the respective reports and balance sheet previously delivered to the Buyer pursuant to the terms hereof.

     5.2 Conditions to Obligations of the Stockholder. The obligation of the Stockholder to consummate the sale of the Company Shares contemplated hereby is subject to the satisfaction (or waiver by the Stockholder) of the following conditions:

          (a) the representations and warranties of the Buyer set forth in
Article III shall be true and correct when made on the date hereof and shall be true and correct in all material respects (or in all respects in the case of any representation or warranty which includes a concept of materiality) as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date);

          (b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (c) no action, suit or proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would
(i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (d) the Buyer shall have delivered to the Stockholder a certificate to the effect that each of the conditions specified in clauses (a) through (c) of this Section 5.2 is satisfied;

          (e) the Stockholder shall have received from counsel to the Buyer an opinion with respect to the matters that are the subject of Sections 3.1, 3.2 and 3.3, addressed to the Stockholder and dated the Closing Date; and

          (f) all applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

                                   ARTICLE VI

                                INDEMNIFICATION

     6.1 Indemnification by the Stockholder. The Stockholder shall indemnify the Buyer and the Company in respect of, and hold the Buyer and the Company harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "Damages") incurred or suffered by the Buyer or the Company resulting from, relating to or constituting:

          (a) any misrepresentation or breach of warranty by the Stockholder or failure to perform any covenant or agreement of the Stockholder contained in this Agreement or in the certificate delivered pursuant to Section 5.1(i);

          (b) any misrepresentation or breach of warranty by the Company or failure by the Company to perform any covenant or agreement intended to be performed prior to the Closing contained in this Agreement or in the certificate delivered pursuant to Section 5.1(i);

          (c) the termination of employment of employees of the Company prior to the Closing that arose under any federal or state law or under any Employee

Benefit Plan established or maintained by the Company or any Affiliate, or any workplace conditions of the Company existing prior to the Closing;

          (d) any claim by the Stockholder or any former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company or options therefor; (ii) any rights of a stockholder, including any option or preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation, bylaws or other organizational document of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or

          (e) any claim by any person or entity, seeking to assert, or based upon: (i) any liability or obligation, whether or not disclosed to the Buyer on the Disclosure Schedule or otherwise, not relating to the Division, arising from the operations, acts or omissions of the Company, the Stockholder, CSC or any Affiliate of the Company; (ii) those liabilities of the Company set forth on Attachment 6.1(e) to this Agreement, whether or not disclosed to the Buyer on the Disclosure Schedule or otherwise (the "Excluded Liabilities"); and (iii) all liabilities of the Company, whether or not disclosed to the Buyer on the Disclosure Schedule or otherwise, relating to the transfer from the Company of the assets and liabilities not related to the Division, as set forth in Section
4.8 of this Agreement.

     6.2 Indemnification by the Buyer. The Buyer shall indemnify CSC and the Stockholder in respect of, and hold CSC and the Stockholder harmless against, any and all Damages incurred or suffered by CSC or the Stockholder (i) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement or in the certificate delivered pursuant to Section 5.2(d), (ii) to the extent arising from the operation of the business of the Division after the Closing by the Buyer or (iii) to the extent arising from CSC's guaranty of the Company's post-Closing obligations under the three leases between the Company and Par 3 Development, L.L.C., dated January __, 1996, September 19, 1997 and September 19, 1997, respectively.

     6.3 Claims for Indemnification

          (a) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party ("Indemnified Party") shall be entitled to indemnification under this Article VI, the Indemnified Party shall notify the other party ("Indemnifying Party") in writing within ten (10) days of the first receipt of notice of such claim, and in any event, if practicable, within such shorter period as may be necessary for the Indemnifying Party to take appropriate action to respond to such claim; provided, however, that the failure of the Indemnified Party to provide notice as stated above shall be prejudicial to the rights of the Indemnified Party hereunder only to the extent it is prejudicial to the Indemnifying Party. Such notice shall specify all facts known to the Indemnified Party giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. The right of the Indemnified Party to indemnification as set forth in such notice shall be deemed agreed to by the Indemnifying Party unless, within twenty (20) days after the mailing of such notice (or, if practicable, within such shorter period as may be necessary for the Indemnified Party to take appropriate action to respond to such claim), the Indemnifying Party shall notify the Indemnified Party in writing that it disputes the right of the Indemnified Party to indemnification, or that the Indemnifying Party elects to defend such claim in the manner provided in Section 6.3(b). If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt to settle such dispute, or if unable to do so within thirty days of the Indemnifying Party's delivery of notice of a dispute (or, if practicable, within such shorter period as may be necessary for the Indemnified Party to take appropriate action to respond to such claim), such dispute shall be settled by binding arbitration in accordance with Section 11.9.

          (b) Defense of Claims. Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any claim of a third party against the Indemnified Party, and acknowledgment by the Indemnifying Party (whether after resolution of a dispute or otherwise) of the Indemnified Party's right to indemnification under this Article VI with respect to such claim, the Indemnifying Party shall assume control of the defense of such claim with counsel selected by the Indemnifying Party in its sole discretion and the Indemnified Party shall cooperate with the Indemnifying Party at the expense of the Indemnifying Party to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof and at the expense of the Indemnifying Party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnifying Party in connection therewith. Such expenses to be borne by the Indemnifying Party shall be the Indemnified Party's reasonable costs and expenses in so cooperating. If the Indemnifying Party shall acknowledge the Indemnified Party's right to indemnification and elect to assume the defense of such claim, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party has assumed the defense of any claim against the Indemnified Party, the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement required the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party. If the Indemnifying Party does not assume the defense of a third party claim and disputes the Indemnified Party's right to

              Confidential Materials omitted and filed separately
                  with the Securities and Exchange Commission.
                          Asterisks denote omissions.

indemnification, the Indemnifying Party shall have the right to participate in the defense of such claim through counsel of its choice, at the Indemnifying Party's expense, and the Indemnified Party shall have control over the litigation and authority to reasonably resolve such claim subject to this
Article VI. When the Indemnifying Party has assumed the defense and the Indemnifying Party and the Indemnified Party have conflicting interests with respect to the matter, then the Indemnified Party shall at the Indemnifying Party's expense be entitled to independent legal counsel of its choice.

     6.4 Survival.

          (a) The representations and warranties of the Parties set forth in this Agreement shall survive the execution and delivery hereof and the Closing and continue for the ******* period after the Closing Date except that the representations and warranties of the Stockholder and the Company to the extent related to Taxes or Environmental Laws shall survive indefinitely and to the extent related to matters other than the Division or the operation of the Division shall survive and continue for the ******* period after the Closing Date and shall not be affected by an examination made for or on behalf of the Buyer or the knowledge of any of the Buyer's officers, directors, stockholders, employees or agents. Notwithstanding the above, the Buyer may not seek indemnification under this Article VI for a breach or failure by the Company or the Stockholder of a representation or warranty or a condition to Closing if (i) any of Peter Masanotti, Lewis Bakes, Alan Greene or Peter Bassermann were consciously aware of the existence or absence of any facts that constituted such a breach or failure as of the Closing and were consciously aware that such facts constituted such a breach or failure and (ii) none of the Company, the Stockholder or CSC (or any of their affiliates, directors or employees) were aware of such misrepresentation or failure as of the Closing.

              Confidential Materials omitted and filed separately
                  with the Securities and Exchange Commission.
                          Asterisks denote omissions.

          (b) Any claim asserted in writing prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

     6.5 Limitations. The Stockholder shall not have any right of contribution against the Company with respect to any breach of any of the representations, warranties, covenants or agreements under this Agreement relating to the Company. Notwithstanding anything to the contrary herein, neither the Buyer nor the Stockholder shall be obligated to pay the first $******* in the aggregate of indemnity obligations otherwise payable by the Buyer or Stockholder hereto and the minimum amount of any individual claim or series of related claims hereunder shall be $*****. The maximum liability of the Stockholder under this Article VI with respect to the Damages related to the Division or the operation of the business of the Division other than claims made by Omnipoint or Mutiara Telecom shall be limited to $*******. There shall be no limit of liability of the Stockholder under this Article VI with respect to Damages related to claims by Omnipoint or Mutiara Telecom and with respect to Damages related to any matter not related to the Division or the operation of the business of the Division.

     6.6 Exclusive Remedy. Except with respect to matters involving fraud, the provisions of Section 11.9, Section 11.12, this Article VI and, as applicable, the provisions of the Guarantee and Non-Competition Agreement shall be the Parties' sole and exclusive remedy for any breach of this Agreement.

                                  ARTICLE VII

                                  TERMINATION

     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent; or

          (b) the Buyer may terminate this Agreement by giving written notice to the Stockholder in the event the Stockholder is in material breach, and the Stockholder may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in material breach, of any representation, warranty, covenant or agreement contained in this Agreement and such breach is not remedied within 10 days of delivery of written notice thereof; or

          (c) the Buyer may terminate this Agreement by giving written notice to the Stockholder if the Closing shall not have occurred on or before January 2, 1998 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); or

          (d) the Stockholder may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before January 2, 1998 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Stockholder of any representation, warranty, covenant or agreement contained in this Agreement).

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties (except for any liability of a Party for breaches of this Agreement).

                                  ARTICLE VIII

                              REGISTRATION RIGHTS

     8.1 Registration of Shares. After the Closing, the Buyer shall file with the SEC a registration statement covering the resale to the public by the Stockholder of all of the Purchase Price Shares (the "Registration Statement") and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC on or before July 1, 1998. The Buyer shall use its best efforts to cause the Registration Statement to remain effective until the earlier of (i) the second anniversary of the Closing Date and (ii) such time as all of the Purchase Price Shares covered by the Registration Statement have been sold. The Stockholder agrees that it shall not sell more than 50% of the Purchase Price Shares pursuant to the Registration Statement before the expiration of the six-month period commencing six months after the Closing Date. Beginning one year after the Closing Date, the Stockholder shall be permitted to sell additional Purchase Price Shares pursuant to the Registration Statement such that the aggregate number of such shares sold at any time shall not exceed (unless otherwise agreed to by the Buyer in writing) the sum of (i) 50% of the Purchase Price Shares and (ii) such number of Purchase Price Shares that the Stockholder would otherwise have been entitled to sell under Rule 144 of the Securities Act if the Stockholder had been selling the maximum permissible amount of shares under Rule 144 through the period ending at such time. Beginning 18 months after the Closing the Stockholder may sell any remaining Purchase Price Shares pursuant to the Registration Statement.

     8.2 Limitations on Registration Rights.

          (a) The Buyer may, no more than one time in any 12-month period by written notice to the Stockholder, (i) delay the filing or effectiveness of the Registration Statement or (ii) suspend the Registration Statement after effectiveness and require that the Stockholder immediately cease sales of shares pursuant to the Registration Statement, in the event that:

     (A) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction ("Buyer Activity") which the Buyer desires to keep confidential and the Board of Directors of the Buyer determines in good faith that it would be detrimental to the Buyer for such registration to be effected at such time; or

     (B) the Buyer files a registration statement (other than a registration statement on Form S-4 or S-8 or any successor form) with the SEC for the purpose of registering under the Securities Act any securities to be publicly offered and sold by the Buyer and the Buyer pursues the preparation, filing and effectiveness of such registration statement with diligence;

provided, however, that the maximum period of delay or suspension shall be 90 days in any 12-month period under clause (A) and 120 days in any 12-month period under clause (B).

          (b) If the Buyer delays or suspends the Registration Statement or requires the Stockholder to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to the Stockholder authorizing them to resume sales pursuant to the Registration Statement. If as a result thereof the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to the Stockholder given pursuant to this paragraph (b), and the Stockholder shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

     8.3 Registration Procedures.

          (a) In connection with the filing by the Buyer of the Registration Statement, the Buyer shall furnish to the Stockholder a copy of the prospectus included therein in conformity with the requirements of the Securities Act.

          (b) The Buyer shall use its best efforts to register or qualify the Purchase Price Shares covered by the Registration Statement under the securities laws of New York, California and such other states as the Stockholder shall reasonably request; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

          (c) If the Buyer has delivered preliminary or final prospectuses to the Stockholder and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Stockholder and, if requested by the Buyer, the Stockholder shall immediately cease making offers or sales of shares under the Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Stockholder with revised prospectuses and, following receipt of the revised prospectuses, the Stockholder shall be free to resume making offers and sales under the Registration Statement.

          (d) The Buyer shall pay the costs and expenses incurred by it in complying with its obligations under this Article VIII, including all registration and filing fees, Nasdaq listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding
(i) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholder in connection with sales under the Registration Statement and
(ii) the fees and expenses of any counsel or accountants retained by the Stockholder.

          (e) The Stockholder shall have the right to select one or more nationally recognized underwriters to underwrite any offering under the Registration Statement subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

     8.4 Requirements of the Stockholder. The Buyer shall not be required to include any Purchase Price Shares in the Registration Statement unless:

          (a) the Stockholder furnishes to the Buyer in writing such information regarding the Stockholder and the proposed sale of Purchase Price Shares by the Stockholder as the Buyer may reasonably request in writing or as shall be required in connection therewith by the SEC or any state securities law authorities;

          (b) the Stockholder shall have provided to the Buyer its written agreement:

               (i) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Registration Statement made in reliance upon, or in conformity with, a written statement by the Stockholder furnished pursuant to this Section 8.4; and

               (ii) to report to the Buyer sales made pursuant to the Registration Statement; and

          (c) in the event of an underwritten offering, the Stockholder agrees to execute and deliver an underwriting agreement approved by the Buyer;

     8.5 Indemnification. The Buyer agrees to indemnify and hold harmless the Stockholder against any losses, claims, damages, expenses or liabilities to which the Stockholder may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of the Stockholder for use in the Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this
Section 8.5.

     8.6 Rule 144 Reports. During the period from the Closing until the second anniversary of the Closing Date, the Buyer will file on a timely basis all reports required to be filed by it and referred to in paragraph (c)1 of Rule 144 under the Securities Act or any similar successor provisions.

                                   ARTICLE IX

                             POST-CLOSING COVENANTS

     9.1 Sharing of Data.

          (a) The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are retained by the Stockholder to the extent that any of the foregoing is needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Stockholder shall not destroy any such books, records or accounts retained by it without first providing the Buyer with the opportunity to obtain or copy such books, records, or accounts.

          (b) Promptly upon request by the Buyer made at any time during the three-year period following the Closing Date, the Stockholder shall authorize the release to the Buyer of all files relating to the Company or the business or operations of the Company held by any federal, state, county or local authorities, agencies or instrumentalities.

     9.2 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Division by the Stockholder prior to the Closing or the Buyer after the Closing (other than litigation between the Parties arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

     9.3 Enforcement of Insurance Claims. The Stockholder hereby assigns to the Buyer the right to pursue and enforce, and hereby irrevocably appoints the Buyer as its true and lawful attorney-in-fact with full power in the name of and on behalf of the Stockholder for the purpose of pursuing and enforcing, any and all rights of the Stockholder or CSC under any insurance policies of the Stockholder or CSC with respect to any occurrence, claim or loss (including without limitation any product liability claim) which is the subject of an indemnity obligation by the Stockholder to the Buyer under Article VI of this Agreement; provided that the Buyer may not exercise such right or power unless the Stockholder or CSC fails to promptly and expeditiously pursue and enforce their rights under their insurance policies with respect to such occurrence, claim or loss. The power of attorney conferred upon the Buyer by the Stockholder pursuant to this Section 9.3 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of the Stockholder or any other act of the Stockholder.

     9.4 Accounting Systems.

          (a) Subject to mutual agreement, the Buyer shall have access to and use of the accounting systems of the Stockholder and CSC as reasonably necessary to continue the maintenance of the accounts of the Company, at a cost to the Buyer of $125,000, for the period commencing at the time of the Closing and ending at midnight on February 28, 1998. The Stockholder and CSC shall cooperate with the

              Confidential Materials omitted and filed separately
                  with the Securities and Exchange Commission.
                          Asterisks denote omissions.

Buyer to train the proper personnel of the Buyer with respect to the maintenance of such systems.

          (b) Subject to mutual agreement, CSC shall provide other transition services and assistance on terms as mutually agreed.

     9.5 Customer Retention Payments. On January 1, 1999, the Buyer shall pay to the Stockholder *******, by wire transfer, for each of ************************ that remains a current and active customer of the Company (or other Affiliate of the Buyer) for customer care and billing services on such date, resulting in a total possible payment of $6 million.

     9.6 Employment Matters. Immediately following the Closing Date, all employees of the Company related to the TRIS Division will be eligible for benefits under benefit plans of the Company and/or the Buyer, including group health plan coverage, and thereafter will not be eligible for benefits under the benefit plans described in Section 2B.20, except with respect to continued benefits in accordance with the terms of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Any otherwise applicable waiting periods under the Buyer's benefit plans shall be waived, and the employees shall be granted prior service credit, for purposes of eligibility and vesting, under Buyer's 401(k) plan, for all periods of prior service of the employee with the Company and/or Affiliates of CSC prior to the Closing. Further to Section 1.6, Buyer shall carry-over the existing vacation balances of the employees and be responsible therefor.

     9.7 Loans to Employees. Within five business days after the Closing Date, the Buyer shall pay to the Stockholder or CSC an amount equal to the net present value calculated at a discount rate of 6%, of any outstanding amounts pursuant to loans provided to employees of the Division by CSC relating to the purchase by such employees of personal computers, and the Buyer shall obtain at the time of such payment all of the Stockholder's and CSC's rights and obligations under such loans.

     9.8 Transition Contracts. To the extent that the Buyer has been unable to obtain agreements to replace those agreements listed on Attachment A to Section 2B.9(b) of the Disclosure Schedule to which the Company is a party, and to the extent CSC is able to do so pursuant to the terms of such agreements, CSC shall allow such agreements to extend until such reasonable time as the Buyer has been able to enter into replacement agreements, provided that the Buyer shall reimburse CSC for any reasonable costs and expenses related to such extension of the agreements.

                                   ARTICLE X

                                  TAX MATTERS

     10.1 Tax Indemnification by the Stockholder.

          (a) The Stockholder shall indemnify and hold the Buyer and the Company and any successor corporations thereto or Affiliates thereof (including future Affiliates) harmless, from and against any and all Taxes for any taxable period ending (or deemed, pursuant to Section 10.4, to end) on or before the Closing
Date), and any liability of the Company under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations.

          (b) Amounts payable pursuant to this Section 10.1 shall be paid in accordance with Section 6.3 of this Agreement. The parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable to the Buyer pursuant to this Section 10.1 shall be treated (and reported on all applicable Tax

Returns) as adjustments to the purchase price payable by the Buyer to the Stockholder for the Company Shares.

     10.2 Tax Indemnification by the Buyer.

          (a) The Buyer shall indemnify and hold the Stockholder and any successor corporations thereto and any Affiliates thereof harmless, from and against any and all Taxes with respect to the Company for any taxable period beginning (or deemed pursuant to Section 10.4 to begin) after the Closing Date.

          (b) Amounts payable pursuant to this Section 10.2 shall be paid in accordance with Section 6.3 of this Agreement. The parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable to the Seller pursuant to this Section 10.2 shall be treated (and reported on all applicable Tax Returns) as adjustments to the purchase price payable to the Stockholder by the Buyer for the Company Shares.

     10.3 Filing Responsibility.

          (a) The Stockholder shall prepare and file or shall cause the Company to prepare and file the following Tax Returns with respect to the Company:

               (i) All Income Tax Returns for any taxable period actually ending on or before the Closing Date;

               (ii) All other Tax Returns required to be filed (taking into account extensions) prior to the Closing Date.

If any Tax Returns for which the Stockholder shall have filing responsibility under this Section 10.3(a) are filed after the Closing Date, the Buyer shall where required cause the relevant officers of the Company to sign such Tax Returns unless it is advised in writing by counsel acceptable to the Stockholder that the execution of the Tax Returns would subject the officers, the Buyer, the Company or any affiliate to any penalty, fine or other sanctions.

          (b) The Buyer or the Company shall, subject to the provisions of
Section 10.3(c), file all other Tax Returns with respect to the Company.

          (c) With respect to any Tax Return for a taxable period beginning before the Closing Date and ending after the Closing Date, the Buyer shall consult with the Stockholder concerning each such Tax Return and report all items with respect to the period ending on or prior to the Closing Date in accordance with the instructions of the Stockholder (which shall be consistent with past practice), unless otherwise agreed by the Stockholder and the Buyer; provided, however, that if the Buyer is advised in writing by counsel acceptable to the Stockholder that the filing of any Tax Return and the reporting on such Tax Return of any item in accordance with the instructions of the Stockholder may subject the Buyer, the Company or any affiliate to any penalties or fines, the Buyer may file such Tax Return without regard to the Company's instructions relating to such item. The Buyer shall cause the Company to provide the Stockholder with a copy of each proposed Tax Return (other than withholding, payroll or employment Tax Returns, copies of which will be furnished to the Stockholder after filing) at least 30 days prior to the filing of such Tax Return, and the Stockholder may provide comments thereon, which comments shall be delivered within 15 days of receiving such copies.

     10.4 Payment of Taxes and Allocation of Certain Taxes.

          (a) The Stockholder shall pay or cause to be paid when due all Taxes due with respect to the Tax Returns for which it has filing responsibility under
Section 10.3(a).

          (b) The Buyer or the Company shall pay when due all Taxes with respect to the Tax Returns for which they have filing responsibility under Section 10.3(b) of this Agreement, and the Stockholder shall promptly pay or reimburse the Buyer or the Company to the extent required by Section 10.1(a) above.

          (c) The Buyer and the Stockholder agree to treat the Company as if they ceased to be part of each Consolidated Group (as defined below) in which the Stockholder is also currently a member as of 11:59 p.m. on the Closing Date and to treat the Closing Date as the last day of the taxable period of the Company in all Taxing jurisdictions where such treatment is required or permitted. If the Closing Date is the last day of a taxable period, the Buyer and the Stockholder agree (i) to determine the taxable income of the taxable period then ended by including in it (x) all taxable income and loss from actual operations and transactions through 11:59 p.m. on the Closing Date and (y) gain from the deemed sale of assets pursuant to any elections made under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the purchase of the Company Shares by the Buyer from the Stockholder (the "Section 338(h)(10) Elections") and (ii) to determine the taxable income of the next taxable period by including in it all taxable income and loss from actual operations and transactions after 11:59 p.m. on the Closing Date through the end of the taxable period. For purposes of this Agreement "Consolidated Group" means, with respect to any Tax period, any affiliated group of corporations of which the Company is or has been a member (within the meaning of Section 1504 of the Code) which has elected to file a consolidated income tax return, and any comparable group for state, local or foreign tax purposes which has filed a consolidated, combined, or unitary return.

          (d) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Company for which it is not required or permitted to treat the Closing Date as the last day of the taxable period shall be apportioned for purposes of this Section 10.4 and Sections 10.1, 10.2, and 10.5 between the Stockholder and the Buyer for the period though the Closing Date and the period after the Closing Date in the same manner as if the Closing Date were required or permitted to be the last day of a taxable period as set forth in Section 10.4(c).

     10.5 Refunds and Carrybacks.

          (a) The Stockholder shall be entitled to an amount equal to any refunds or credits of Taxes attributable to taxable periods (or portions thereof, determined in accordance with Section 10.4) ending on or before the Closing Date except to the extent that such refunds or credits are due directly from any Taxing Authority and are reflected as assets in the Most Recent Balance Sheet.

          (b) The Buyer and the Company and/or their Affiliates, as the case may be, shall be entitled to any refunds or credits of Taxes attributable to taxable periods (or portions thereof determined in accordance with Section 10.4) beginning after the Closing Date.

          (c) The Buyer shall or shall cause the Company promptly to forward to the Stockholder or reimburse the Stockholder for any refunds or credits, including interest received thereon, due the Stockholder (pursuant to the terms of this Agreement) after receipt thereof, and the Stockholder shall promptly forward to the

Buyer (pursuant to the terms of this Agreement) or reimburse the Buyer for any refunds or credits including interest received thereon, due the Buyer after receipt thereof.

     10.6 Cooperation and Exchange of Information.

          (a) The Buyer shall provide the Stockholder with such cooperation and shall deliver to the Stockholder such information and data concerning the pre-Closing operations of the Company and make available such knowledgeable employees of such entities as the Stockholder may reasonably request, in order to enable the Stockholder to complete and file all Tax Returns which it may be required to file with respect to the operations and business of the Company through the Closing Date or to respond to audits by any Taxing Authorities with respect to such operations and to otherwise enable the Stockholder to satisfy its internal accounting, tax and other legitimate requirements.

          (b) For a period of ten (10) years after the Closing Date or such longer period as may be required by law, the Buyer shall, and shall cause the Company to, retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, such entities for all taxable periods ending on or prior to, or which include, the Closing Date to the extent the Buyer or the Company received or had possession of such records on the Closing Date. Thereafter, the Buyer shall not destroy or dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books and records to the Stockholder in writing and the Stockholder fails to accept such offer within sixty (60) days of its being made.

          (c) For a period of ten (10) years after the Closing Date or such longer period as may be required by law, the Stockholder (or its Affiliates) shall retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, the Company for all taxable periods ending on or prior to, or which include, the Closing Date to the extent the Stockholder did not deliver such records to the Buyer or the Company. Thereafter, the Stockholder shall not destroy or dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books and records to the Buyer in writing and the Buyer fails to accept such offer within sixty (60) days of its being made.

          (d) The Buyer and the Stockholder and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which the requested party may possess. The Buyer and the Company and their respective Affiliates or the Stockholder and its Affiliates shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

          (e) The Stockholder shall have the right, at its own expense, to control any audit or examination by a Taxing Authority ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Company. The Buyer or Company shall promptly notify the Stockholder of the initiation of any such Tax Audit, shall supply the Stockholder with all written communications it receives with respect to such Tax Audit and shall periodically report to the Stockholder any other developments of which it becomes aware during the course of the Tax Audit. The Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Company; provided that, with respect to
(i) any state, local or foreign Taxes for, or determined by reference to, any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause the Stockholder to become obligated to make an indemnity payment pursuant to Section 10.1 hereof,
(w) the Buyer shall provide Stockholder with the same information it would receive if it had the right to control the resolution of Tax Audit, (x) the Stockholder shall have the right to have a representative present throughout the Tax Audit and any subsequent proceeding, (y) the Stockholder shall have the right to control the resolution of all questions having to do with the effect of the Section 338(h)(10) Elections which could have an adverse effect on the Stockholder unless it also has an adverse effect on the Buyer or the Company, in which event, the Stockholder shall not settle such an issue without the consent of the Buyer, which consent shall not be unreasonably withheld, and (z) the Buyer shall consult with the Stockholder with respect to the resolution of any other issue that would affect the Stockholder, and not settle any such issue, or file any amended return relating to such issue, without the consent of the Stockholder, which consent shall not unreasonably be withheld.

          (f) If the Buyer or the Company (as the case may be) on the one hand, or the Stockholder or its Affiliates on the other, fails to provide any information requested by the other party in the time specified herein, or if no time is specified pursuant to this Section 10.6, within a reasonable period, or otherwise fails to do any act required of it under this Section 10.6, then the party failing to so provide the information or do such act shall be obligated, notwithstanding any other provision of this Agreement, to indemnify the party requesting the information or act and shall so indemnify the requesting party and hold such party harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure. Notwithstanding the foregoing, the party that failed to deliver the information or do the act requested, shall in no event be obligated to make any payments pursuant to this Section 10.6(f) or otherwise be liable, if such party used all reasonable commercial efforts to provide the requested information or perform the requested act on a timely basis.

     10.7 Tax Sharing Agreements. The Stockholder agrees that all existing tax sharing agreements or arrangements binding or benefiting the Company, other than this Agreement, shall be terminated prior to the Closing Date and the Parties shall take such actions necessary to terminate any such agreements.

     10.8 Certain Tax Elections and Other Covenants.

          (a) The Stockholder will join with the Buyer in making Section 338(h)(10) Elections with respect to the Company. The Buyer and the Stockholder shall cooperate fully with each other in the making of such Section 338(h)(10) Election. In particular, and not by way of limitation, in order to effect such
Section 338(h)(10) Election, the Buyer and the Stockholder shall jointly execute Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations (the "Attachments"). No later than 75 days before the last day prescribed for filing the Section 338(h)(10) Election, the Stockholder shall prepare and submit to the Buyer the Form 8023 and the Attachments to Form 8023 for the Buyer's approval. The Buyer and Stockholder shall use their best good faith efforts to agree on the Form 8023 and the Attachments. If the Buyer and Stockholder are unable to agree on the Form 8023 and the Attachments, the Buyer shall submit the matter to arbitration, in accordance with the procedures contained in Sections 10.8(b) through 10.8(g) below, by giving the Stockholder written notice within 15 days after receipt by the Buyer of the Form 8023 and the Attachments. Such notice shall specify, in reasonable detail, the nature and extent of the Buyer's disagreement with the Form 8023 and the Attachments. Prior to the required filing deadline, the Buyer will file with the Internal Revenue Service the Form 8023 and the Attachments as agreed to by the Buyer and the Stockholder or as determined pursuant to arbitration.

          (b) Any matter submitted to arbitration hereunder shall be arbitrated by an arbitrator who shall be a certified public accountant with a national firm of independent public accountants and who is currently a tax partner of such national firm and shall not be an employee, consultant, auditor, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement. Within 10 days after receipt of the written notice specified in
Section 10.8(a), the Buyer and the Stockholder shall agree upon the person to act as arbitrator. In the event that the Buyer and the Stockholder cannot agree on an arbitrator within the 10-day period, the arbitrator shall be selected by the American Arbitration Association.

          (c) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholder shall meet, at which time the Buyer and the Stockholder shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

          (d) The arbitrator shall set a date for a hearing, which shall be no later than 15 days after the submission of written proposals pursuant to paragraph (c) above, to discuss each of the issues identified by the Buyer and the Stockholder. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

          (e) The arbitrator shall use his/her best efforts to rule on each disputed issue within 15 days after the completion of the hearings described in paragraph (d) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

          (f) The Buyer and the Stockholder shall share equally the costs and expenses of the arbitrator.

          (g) Any arbitration hereunder shall be conducted in Stamford, Connecticut, or such other location acceptable to the parties hereto. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the jurisdiction in which the arbitration was conducted and the United States District Court for the jurisdiction in which the arbitration was conducted for purposes of the enforcement of any arbitration award.

          (h) The Buyer and the Stockholder agree to report the transaction for tax purposes in a manner consistent with the making of the Election 338(h)(10) and with the Form 8023 and the Attachments in each of their respective Income Tax Returns. If the Buyer elects, the Stockholder agrees to join, in accordance with the foregoing procedures, in any similar election under the law of any state in which the Company now files an Income Tax Return or is included in a consolidated, combined or unitary state Income Tax Return.

          (i) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Company and which will bind them after the Section 338(h)(10) Election, shall be made after the date of this Agreement without the prior written consent of the Buyer.

          (j) The Stockholder shall furnish the Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person pursuant to Section 1445(b)(2) of the Code.

     10.9 Payments. All payments to be made under this Article X shall be made in immediately available funds. Unless otherwise provided herein, any payment not made when due hereunder shall bear interest from the due date at an annual rate equal to the BankBoston so called "base" rate as announced from time to time.

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.1 Press Releases and Public Disclosure. The Parties shall issue the press release attached hereto as Exhibit C immediately after the signing of this Agreement. No Party shall issue any other press release or other public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by law, regulation or stock market rules (in which case the

Buyer shall use reasonable efforts to advise the Stockholder of the proposed disclosure prior to making the disclosure and the Stockholder shall cooperate with the Buyer with respect to such disclosure).

     11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions of
Article VI are intended for the benefit of the persons specified therein and the respective legal representatives, successors and assigns.

     11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof.

     11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that after the Closing no such consent shall be required for such an assignment by the Buyer to a purchaser of all or substantially all of the business of the Buyer or to an affiliated entity of the Buyer.

     11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to the Stockholder:

     CSC Domestic Enterprises, Inc.
     2100 East Grand Ave.
     El Segundo, CA  90245
     Attn:  President
     Telecopy: (310) 322-9767

     With a copy to:

     Computer Sciences Corporation
     2100 East Grand Ave.
     El Segundo, CA  90245
     Attn:  General Counsel and
     Attn:  Vice President Corporate Development
     Telecopy: (310) 322-9769

     If to the Buyer:

     International Telecommunication Data Systems, Inc.
     225 High Ridge Road
     Stamford, CT  06905
     Telecopy: (203) 316-4887
     Attn: Peter L. Masanotti, Esq.
           General Counsel

     With a copy to:

     John H. Chory, Esq.
     Hale and Dorr LLP
     60 State Street
     Boston, Massachusetts 02109
     Telecopy: (617) 526-5000


Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

     11.9 Dispute Resolution.

          (a) General. In the event that any dispute should arise among the Parties with respect to any matter covered by this Agreement or the interpretation of this Agreement, the Parties shall resolve such dispute in accordance with the procedures set forth in this Section 11.9.

          (b) Arbitration.

               (i) Subject to first satisfying the requirements of Section 6.3(a), if applicable, either Party may submit any matter referred to in Section 11.9(a) to arbitration by notifying the other Party, in writing, of such dispute. Within 10 days after receipt of such notice, the Parties shall designate in writing one arbitrator to resolve the dispute; provided, that if the Parties cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the New York, New York office of the American Arbitration Association. The arbitrator so designated shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

               (ii) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholder shall meet, at which time the Buyer and the Stockholder shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

               (iii) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to
Section 11.9(b)(ii), to discuss each of the issues identified by the Parties. Each Party shall have the right to be represented by counsel. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

               (iv) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in Section 11.9(b)(iii). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

               (v) The (1) attorneys' fees of the Parties in any arbitration,
(2) fees of the arbitrator, and (3) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

               (vi) Any arbitration pursuant to this Section 11.9 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by any court having jurisdiction there over and shall be final and binding upon the parties.

               (vii) Notwithstanding the foregoing, nothing in this Section 11.9 shall be construed as limiting in any way the right of a party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from a court of competent jurisdiction.

     11.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforce-ability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or an arbitration proceeding conducted pursuant to Section 11.9 declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     11.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

     11.13 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal and other professional fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (it being understood that any such costs and expenses incurred by the Company prior to the Closing shall be paid by the Stockholder).

     11.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any


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

federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     11.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.16 Facsimile Signature. This Agreement may be executed by facsimile signature.

     11.17 Definitions. The term "including," as used in this Agreement, shall be deemed to mean "including but not limited to."



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

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                         INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC.

                         By: /s/ Peter P. Basserman
                         Title: President


                         CSC INTELICOM, INC.

                         By: Paul T. Tucker
                         Title: Vice President


                         CSC DOMESTIC ENTERPRISES, INC.

                         By: Paul T. Tucker
                         Title: Vice President





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